Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 02:56 PM 06/20/2007 FILED 02:43 PM 06/20/2007 SRV 070731426 – 4374823 FILE

CERTIFICATE OF INCORPORATION
OF
CHINA SUN GROUP HIGH-TECH CO.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST:  The name of the corporation is China Sun Group High-Tech Co. (hereinafter called the “Corporation”).

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, New Castle, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:   The total number of shares of stock that the Corporation shall have authority to issue is 120,000,000 (120,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share, and Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), which may be issued in series.

The Preferred Stock shall be issuable in one or more series as determined from time to time by the board of directors of the Corporation.  The board of directors of the Corporation hereby is expressly vested with authority, by resolution or resolutions, to establish with respect to each such series, its designation, number, full or limited voting powers or the denial of voting powers, and relative, participating, optional or other special rights, and any qualifications, limitations, and restrictions thereof.  The authority of the board of directors of the Corporation with respect to each series shall include, but not be limited to, determining the following:

a. the distinctive designations of such series and the number of shares which shall constitute such series, which number may be increased or decrease (except where otherwise provided by the board of directors of the Corporation in creating such series) from time to time by like action of the board of directors of the Corporation;

b. whether dividends shall be payable with respect to such series and, if so, the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or noncumulative, the relation which any such dividends shall bear to dividends payable on any other series of such class or any other class of stock or series of any other class of stock, the conditions upon which and/or the dates when such dividends shall be payable, the date from which dividends on cumulative series shall accrue and be cumulative, and whether the payment of such dividends shall be in cash, common stock, preferred stock of the same or other series or classes of stock, or property;

c. whether such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of such series may be redeemed, and whether shares of such series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if any such retirement or sinking fund be established, the time or times any such payments are to be made and the terms and provisions relative to the operation thereof;

d. the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon the distribution of assets in connection with the winding up, of the Corporation and whether such series shall be entitled to receive a priority in payment in the event of the liquidation, dissolution or winding up of the affairs of the Corporation and, if so, the amount thereof;

e. whether such series shall be convertible into or exchangeable for shares of any other series of such class or any other class of stock or series of any other class of stock and, if so, the terms and conditions thereof, including the date or dates when such shares shall be so convertible or exchangeable, and any adjustments which shall be made, and the circumstances in which any such adjustments shall be made, in such conversion or exchange prices or rates;

f. whether such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of such voting rights; and

g. any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof.

FIFTH:   The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Jie Xiu	c/o Troutman Sanders LLP 405 Lexington Avenue New York, NY 10174

SIXTH:   The Corporation is to have perpetual existence.

SEVENTH:   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the following provisions are inserted in this Certificate of Incorporation for the regulation and conduct of the business and affairs of the Corporation:

1.           Directors may be removed from office with or without cause by the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

2.           The directors of the Corporation, by the affirmative vote of a majority of the whole board of directors of the Corporation, at any regular or special meeting, shall have the power to adopt, amend or repeal By-laws of the Corporation; provided, however, that such power of the board of directors of the Corporation shall not divest the stockholders of the Corporation of their power to adopt, amend or repeal By-laws of the Corporation.

3.           In addition to the powers and authorities conferred upon the board of directors of the Corporation by this Certificate of Incorporation, the board of directors of the Corporation may exercise all such powers and take all such actions as may be exercised or taken by the Corporation, subject, however, to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the By-laws of the Corporation.

4.           Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide.

5.           The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the state of Delaware at such place or places as may be designated from time to time by the board of directors, or in the By-laws, of the Corporation.

6.           Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

NINTH:   No director of the Corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit liability of a director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which such director derived an improper personal benefit.  If the Delaware General Corporation Law (or any successor statute) hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation of personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law (or successor statute).  Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.  In the event any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

TENTH:   The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.  Neither the repeal nor modification of this Article Tenth, or the adoption of any provision to the certificate of incorporation that is inconsistent with this Article Tenth, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.  The Corporation shall have the power to indemnify other persons, including employees and agents of the Corporation, such power to be exercised by the board of directors of the Corporation or under its authority, or as otherwise provided by law.

ELEVENTH:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Signed on June 20, 2007.

/s/ Jie Xiu
Jie Xiu, Incorporator

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